CPI Aerostructures, Inc.
60 Heartland Blvd.
Edgewood, New York 11717

As of December 1, 2006

Mr. Edward Fred
58 West 6th Street
Deer Park, New York 11729

Dear Ed:

This letter will serve to amend the Amended and Restated Employment Agreement, dated February 7, 2005 (‘‘Employment Agreement’’) between you and CPI Aerostructures, Inc. (‘‘Company’’), effective as of January 1, 2007. Except as herein amended, all of provisions of the Employment Agreement shall remain in full force and effect.

1.    Your ‘‘Bonus’’ under Section 2.2 of the Employment Agreement for the year ending December 31, 2007 shall be determined in accordance with Schedule A annexed hereto and your Employment Agreement shall be deemed amended accordingly.

If this adequately sets forth our understanding with respect to your Employment Agreement, please sign in the space provided below and return it to the undersigned.

Sincerely,
CPI AEROSTRUCTURES, INC.
By: /s/ Vincent Palazzolo Vincent Palazzolo Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ Edward J. Fred
EDWARD J. FRED

SCHEDULE A

Bonus:    Based on our common understanding of the significance of your participation in the budgeting process of the Company, your bonus shall be based on specific revenue and earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’) goals, which shall allow you to earn a target annual bonus equal to sixty-five percent (65%) of your annual base salary if a 10% annual increase is achieved. The Company’s auditors will determine EBITDA after taking into account all necessary provisions and the accrual of all bonuses, including your own bonus, and excluding all extraordinary items. Twenty-five percent (25%) of the bonus amount will be determined by revenues (the ‘‘revenue bonus’’) and seventy-five percent (75%) by EBITDA (the ‘‘EBITDA bonus’’).

EBITDA Bonus

1.    At 100% of EBITDA target (i.e., 10% growth), your EBITDA bonus will equal 100% of 75% of 65% of base salary.

2.    Should EBITDA fall short or exceed EBITDA target, your EBITDA bonus will decrease or increase based on the grid, below. For example, if there is a 50% increase in EBITDA, the EBITDA bonus would equal 150% of 75% of 65% of base salary; and if there is a 10% decrease in EBITDA, the EBITDA bonus would equal 25% of 75% of 65% of base salary.

3.    If the decrease in EBITDA is 15% or more, no EBITDA bonus will be paid.

4.    Notwithstanding the foregoing, if EBITDA for the year preceding the year for which the EBITDA bonus is to be determined is less than $1 million, then the EBITDA bonus will be calculated by comparing the current year’s EBITDA to the EBITDA of the first preceding year in which EBITDA was in excess of $2 million.

Revenue Bonus

1.    At 100% of revenue target (i.e., 10% growth), your revenue bonus will equal 100% of 25% of 65% of base salary.

2.    Should revenue fall short or exceed revenue target, your revenue bonus will decrease or increase based on the grid, below. For example, if there is a 50% increase in revenue, the revenue bonus would equal 150% of 25% of 65% of base salary; and if there is a10% decrease in revenue, the revenue bonus would equal 25% of 25% of 65% of base salary.

3.    If the decrease in revenue is 15% or more, no revenue bonus will be paid.

General

1.    Both bonuses will be adjusted pro rata if EBITDA and/or revenues fall in between two grid percentages.

2.    The first $140,000 of bonus would be paid in cash. The balance would be paid half in cash and half in shares of the Company’s common stock, valued at the VWAP for the five trading days ending two days before issuance. They will be issued under the Company’s Performance Equity Plan 2000.

3.    The Company and executive to mutually agree on how to handle all acquisitions.

Grid

Growth	Bonus
Decrease greater than 15%	No bonus
Decrease 10%	75% Decrease
Decrease 5%	50% Decrease
Flat	25% Decrease
Increase 5%	10% Decrease
Increase 10%	Baseline bonus
Increase 15%	5% Increase
Increase 25%	10% Increase
Increase 50%	50% Increase
Increase 100% or greater	75% Increase